Exhibit 10.35
SECURITIES PURCHASE AGREEMENT
          This Securities Purchase Agreement (the “Agreement”) is made as of December 20, 2005 by and between Laurus Master Fund, Ltd. (“Purchaser”), and JMAR Technologies, Inc. (“Company”), whereby the parties agree as follows:
          1. In exchange for and in complete cancellation of 100,000 shares of Series E 8% Cumulative Convertible Preferred Stock (“Series E Preferred Stock”) presently outstanding and owned by the Purchaser, the Purchaser hereby purchases from the Company and the Company hereby sells and issues to the Purchaser the following securities: a) 1,041,667 shares of the Company’s common stock, par value $.01 per share (the “Common Shares”), and b) a Warrant (the “Warrant”) for the purchase of 375,000 shares of Common Stock (the “Warrant Shares”), with an exercise price equal to $1.50, not exercisable for the first six months and a term of five years and the “piggy-back” registration rights set forth in paragraph 4, below. In the event that the resale of the Warrant Shares is not covered by an effective registration statement at the time that the Purchaser elects to exercise the Warrant, the Company will allow the Purchaser to effect a cashless exercise by either payment of shares of Common Stock or through a net issuance of the Warrant Shares based on the market value of the Company’s Common Stock on the date of exercise.
          2. Since the Common Shares and the Warrant are being issued and sold in exchange for the outstanding shares of Series E Preferred Stock, the Common Shares and the Warrant will have the benefit of tacking of the Rule 144(d) holding period of the Series E Preferred Stock from the date of purchase by Purchaser of the Series E Preferred Stock (January 7, 2004). In addition, following the original issuance of the Series E Preferred Stock the Company registered the resale by Purchaser of a total of 750,278 shares of Common Stock which are issuable upon conversion of the Series E Preferred Stock and related dividends. The resale of these 750,278 shares of Common Stock is registered under Form S-3 Registration Statement (No. 333-111993) declared effective by the Securities and Exchange Commission in January, 2004. As a result, the Company acknowledges and represents that 750,278 shares of Common Stock will be free of restrictive legends and when issued will be free of any resale restrictions. A total of 291,389 shares of Common Stock will be restricted securities which will be publicly sellable pursuant to the volume limitations under Rule 144(e). Under these volume limitations, no more than approximately 350,000 shares may be sold in any 90 day period under Rule 144 (excluding shares sold pursuant to a registration statement). As a result, the Purchaser may sell the entire 291,389 shares of Common Stock in compliance with the procedures of Rule 144 (which involve sale of the shares through a broker and the filing of a Form 144 prior to engaging in the sale of those shares). After January 7, 2006, the two year holding period will have expired and pursuant to Rule 144(k) the 291,389 shares may be sold free of the manner of sale and notice filing restrictions of Rule 144. The registration and resale status of the Warrant Shares shall be governed by the last sentence of Section 1 of this Agreement.

          3. Upon execution of this Agreement, the Company will deliver written instructions to its transfer agent to issue the Shares to Purchaser in accordance with the provisions of Section 2 above.
          4. Piggy-Back Registrations. If at any time after the date hereof (i) there is not an effective Registration Statement covering all of the Warrant Shares or (ii) the Warrant does not have the benefit of tacking of Rule 144 and as a result when exercised the Warrant Shares are not free of any resale restrictions, the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act, then the Company shall send to Purchaser written notice of such determination and, if within fifteen (15) days after receipt of such notice, the Purchaser shall so request in writing, the Company shall include in such registration statement all or any part of such Warrant Shares Purchaser requests to be registered to the extent the Company may do so without violating registration rights of others which exist as of the date of this Agreement, subject to customary underwriter cutbacks applicable to all holders of registration rights and subject to obtaining any required consent of any selling stockholder(s) to such inclusion under such registration statement.
        Delivery of an executed copy of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed copy of this Agreement and shall be effective and enforceable as the original. This Agreement shall be governed and construed in accordance with the internal laws of the State of California without giving effect to the conflicts of law principles thereunder.
AGREED AND ACCEPTED, as of the date indicated above:

JMAR Technologies, Inc.

By: /s/ Dennis E. Valentine
Name:	Dennis E. Valentine
Title:	Chief Financial Officer

PURCHASER:

Laurus Master Fund, Ltd.

By: /s/ David Grin
Print Name: David Grin
Title: